Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

LeddarTech Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To Be Paid	Equity	Common Shares issuable to Prospector Capital Corp. holders (2)	457(c) 457(f)(1)	4,338,112	$10.80	(8)	$46,851,609.60		0.0001476	$6,995.00
	Equity	Warrants to purchase Common Shares (3)	457(c) 457(f)(1)	10,833,333	—	(9)	—	(9)	—	—	(9)
	Equity	Common Shares issuable upon exercise of Warrants (4)(5)	457(g)	10,833,333	$11.56	(10)	$125,233,329.48	(10)	0.0001476	$18,484.44
	Equity	Common Shares issuable to LeddarTech holders(6)	457(f)(2)	20,018,640	—		$29,307,556.97	(11)	0.0001476	$4,325.80
	Equity	Common Shares issuable upon conversion of LeddarTech convertible notes(7)	457(g)	4,400,106	$10.00	(12)	$44,001,060.00	(12)	0.0001476	$6,494.56
Fees Previously Paid	—	—	—	—	—		—			—

Carry- Forward Securities
Carry-Forward Securities	—	—	—	—			—			—
	Total Offering Amounts						$245,393,556.05			$36,220.90
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$36,220.90

(1)	All securities being registered are securities of LeddarTech Holdings Inc., a company incorporated under the laws of Canada (the “Company” or “Surviving Company”), in connection with the proposed business combination described in the accompanying proxy statement/prospectus (the “Business Combination”) among the Company (prior to the Prospector Amalgamation defined below), LeddarTech Inc., a corporation existing under the laws of Canada (“LeddarTech”), and Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), pursuant to which (i) Prospector will continue as a corporation existing under the laws of Canada (Prospector as so continued, “Prospector Canada”); (ii) Prospector Canada and LeddarTech Holdings Inc. (prior to the Prospector Amalgamation, “Newco”) will amalgamate (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”); (iii) the preferred shares of LeddarTech will convert into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement, Amalco will acquire all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having an aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation plus additional Amalco “earnout” shares; (iv) LeddarTech and Amalco will amalgamate (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Surviving Company”); and (v) in connection with the Company Amalgamation, the securities of Amalco will convert into an equivalent number of corresponding securities in the Surviving Company (other than as with respect to the Prospector Class B Shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) will be cancelled for no compensation or consideration, with the options to purchase LeddarTech’s class M shares to become options to purchase Surviving Company common shares.
(2)	Consists of common shares of the Surviving Company (the “Common Shares”) issuable in the Business Combination in exchange for outstanding Class A ordinary shares, par value $0.0001 per share, of Prospector (“Prospector Class A Shares”), other than Prospector Class A Shares to be held by Sponsor as of the Business Combination closing date, and assuming no holders of Prospector Class A Shares exercise their right to redeem in connection with the Business Combination (the “Redemption”) that were sold as part of the Prospector units in the Prospector’s initial public offering. Also includes up to 2,194,056 Common Shares to be issued in exchange for Prospector Class A Shares issued as dividends to holders of Prospector Class A Shares who elect not to participate in the Redemption.
(3)	Consists of Company Warrants issuable in the Business Combination in exchange for outstanding warrants of Prospector (“Prospector Warrants”) that were sold as part of the Prospector units in the Prospector’s initial public offering. Does not include Warrants held by Sponsor.
(4)	Consists of Common Shares issuable upon exercise of Company Warrants, each with an exercise price of $11.50 per share (subject to adjustment).
(5)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(6)	Consists of up to 20,018,640 Common Shares to be issued to the existing securityholders of LeddarTech, including up to 18,640 Common Shares that may be issued after consummation of the Business Combination to holders of LeddarTech options being exchanged in the Business Combination.
(7)	Consists of Common Shares issuable upon conversion of outstanding convertible notes of LeddarTech to be assumed by Surviving Company.
(8)	Based on the average of the high and low trading prices of the Prospector Class A Shares on November 1, 2023, pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act.
(9)	The Warrants and the shares of Common Stock issuable upon exercise of the Warrants are being simultaneously registered hereunder. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(10)	Represents the estimated maximum number of shares of Common Stock that may be issued upon the exercise of the Warrants. Calculated pursuant to Rule 457(g) and 457(i) under the Securities Act, based on a sum of (i) the exercise price of the Warrants, and (ii) the average of the high and low trading prices of the Prospector Warrants on November 1, 2023 ($0.06 per share).
(11)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. LeddarTech is a private company and no market exists for its securities. Accordingly, the proposed maximum aggregate offering price is calculated based on the book value as of the latest practicable date (as converted from Canadian dollars based on applicable exchange rate as of November 2, 2023).
(12)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) of the Securities Act based on a conversion price of $10.00.